PROVISION FOR COST OF LIVING INCREASE (RIDER)

This Provision is made a part of the contract to which it is attached. All provisions of the basic contract not inconsistent with this Provision apply to it.

BENEFITS:

We will increase the Stated Amount of the basic contract on each Increase Date. We will base the amount of each increase on the changes in the Consumer Price Index. Increase Dates are shown on the CONTRACT SUMMARY.

We will determine the increase in the Stated Amount on each Increase Date by multiplying the number of Cost of Living Units shown on the CONTRACT SUMMARY by the ratio of a divided by B, where:

     a. is the change in the CPI (as defined below) between the current Increase Date and the later of the Increase Date on which the last increase under this Provision was effective, and the Date of Issue of this Provision; and

     b.   is the CPI (as defined below) on the Date of Issue of this Provision.

If the quantity "a" is negative, there will be no change in the Stated Amount on that Increase Date.

If the increase as calculated above in less than the Minimum Increase Limit shown on the CONTRACT SUMMARY, there will be no change in the Stated Amount on that Increase Date.

We reserve the right to limit the increase on any Increase Date to the Maximum Increase Limit shown on the CONTRACT SUMMARY.

The total of all increases under this Provision may not exceed the Total Increase Limit shown on the CONTRACT SUMMARY.

We will increase the Deduction Amount for the additional cost of living increase in the Stated Amount based on the Insured's:

     1.   Sex;

     2.   Attained Age; and

     3. Current insurance class as determined for the most recent increase, if any, in the Stated Amount.

CONSUMER PRICE INDEX (CPI):

The CPI for Date of Issue or any Increase Date will be the Consumer Price Index for all Urban Consumers published by the United States Department of Labor for the September of the calendar year immediately preceding the Date of Issue or that Increase Date. We may change to another index that we consider appropriate if:
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     1.   publication of the CPI is discontinued, delayed or otherwise not available for this use; or

     2. any change in the composition, base or method of computation of the CPI makes its continued use, in our opinion, inappropriate for determining cost of living increases.

CONSIDERATION:

This Provision is issued in consideration of:

         1. The application for it; and

         2. The payment of the additional charge shown on the CONTRACT SUMMARY.

The charge for this Provision is payable under the same conditions as the premium for the basic contract. The additional charge for this Provision is not payable following its termination.

CONTEST:

After this Provision has been in effect during the lifetime of the Insured for two years from its Date of Issue, we will not use material misstatements made in the application to contest this Provision.

SUICIDE:

If the Insured commits suicide, while sane or insane, within two years from the Date of Issue of this Provision, the amount payable will be limited to the Deduction Amounts charged for the increases under this Provision.

DATE OF ISSUE:

The Date of Issue of this Provision is the same as that for the basic contract unless otherwise shown on the CONTRACT SUMMARY.

TERMINATION:

This Provision will terminate on the earliest of:

     1. The date on which there is not enough Cash Surrender Value to pay the Monthly Deduction Amount and the charge for this Provision; or

     2.   The termination of benefits under the basic contract; or

     3. On any periodic Deduction Day at your written request for termination and the return of this Provision; or

     4.   The Expiry Date of this Provision as shown on the CONTRACT SUMMARY; or

     5.   Your rejection of all or any part of a cost of living increase; or

     6. A decrease in the Stated Amount under the "Changes" Provision of this contract; or

     7.   The Total Increase Limit shown on the CONTRACT SUMMARY is reached; or
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     8.   The effective date of any benefit under a Provision for Waiver of
          Monthly Deduction Amount in Event of Disability.

THE TRAVELERS INSURANCE COMPANY